TRANSITION AGREEMENT
This Transition Agreement (the “Agreement”) is entered into by and between Jennifer Cotter (“Executive”) and Peloton Interactive, Inc., a Delaware corporation (the “Company”), dated as of the date last set forth below.
1.Transition and Separation of Employment.
(a)    Transition; Termination Date. Regardless of whether Executive signs this Agreement, Executive’s service as Chief Content Officer of the Company will end effective at the close of business on March 31, 2026 (the “Transition Date”) and Executive shall cease to serve as an officer of the Company and its affiliates and shall be deemed to have resigned from all directorships held at the Company and its affiliates as of such date. However, provided that Executive timely signs, and does not revoke, this Agreement, then effective as of the Transition Date, Executive shall remain employed by the Company as an employee at-will, serving as Advisor to the Company through August 16, 2026 (the “Transition Period End Date”), unless Executive’s employment with the Company is earlier terminated (i) for Cause (as such term is defined in the Severance Plan (as defined below)); (ii) by Executive’s voluntary resignation; or (iii) by Executive’s and the Company’s mutual agreement. The date on which Executive’s employment terminates for any reason is the “Termination Date”.

(b)     Transition Period. During the period from the Transition Date through the Termination Date (such period, the “Transition Period”), Executive agrees to cooperate reasonably with the Company in accomplishing a smooth and orderly transition of Executive’s prior responsibilities as Chief Content Officer to other employees of the Company, particularly including pending matters of which Executive has the principal knowledge and background information. Further, during the Transition Period, (i) Executive shall work remotely but shall report to any Company offices as requested by the Chief Executive Officer on reasonable notice, (ii) Executive’s services will be provided on an as-and-when-needed basis upon reasonable request from the Chief Executive Officer, and specifically provided that Executive agrees to assist with contractual negotiations with Company instructors as reasonably requested and directed by the Chief Executive Officer and Executive’s successor, (iii) Executive shall report to the Chief Executive Officer and be available for consultation on reasonable notice with the Chief Executive Officer and the Company’s Lead Team (including Executive’s successor), (iv) Executive shall not have the right, authority, or power, express or implied, to perform any act, enter into any agreement, or make any statement or representations on behalf of the Company (including without limitation to its vendors, customers, or employees) that would bind the Company or create any liabilities or obligations, expressed or implied, in the Company’s name or on the Company’s behalf, except as specifically directed by the Chief Executive Officer or Executive’s successor in connection with contractual negotiations with Company instructors, and (v) Executive shall not manage Company employees, including but not limited to Company instructors. For the avoidance of doubt, Executive further understands and acknowledges that, without the express, advance written consent of the Chief Executive Officer, Executive shall not make any public-facing statements regarding the Company’s or its affiliates’ current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees (including Company instructors), advisors and agents as a group. As an employee of the Company, during the Transition Period, Executive shall remain subject to Company policies, including, but not limited to, the Company’s Insider Trading Policy.

(c)    Prior Agreements. The parties hereto acknowledge and agree that certain employment offer letter by and between the Company and Executive, dated April 26, 2019 (the “Employment Letter”) and that certain compensation side letter by and between Company and Executive dated September 3, 2025 (the “Compensation Letter”) are superseded by this Agreement. However, for the avoidance of doubt, nothing in this Agreement shall supersede Executive’s consent under the Compensation Letter to the compensation changes described therein, the terms of the Compensation Letter relevant to benefits under the Severance Plan, or Executive’s Proprietary Information and Inventions Agreement with the Company, dated May 1, 2019 (the “PIIA”).

2.Compensation; Accrued Obligations; Severance.
(a)        No Changes Prior to Termination Date. Through the Termination Date, Executive shall continue to be entitled to receive the compensation and benefits Executive is entitled to receive as a full-time employee as of the Effective Date, and any outstanding Company equity awards held by Executive as of the Effective Date (the “Company Equity Awards”) will continue to vest and, if applicable, become exercisable during the Transition Period in accordance with their terms. However, notwithstanding the immediately preceding sentence, Executive acknowledges and agrees that, during the Transition Period, Executive shall not be eligible to be granted a Company equity or equity-based award.
(b)    Accrued Obligations; Vested Benefits. Within 30 days following the Termination Date, the Company will pay to Executive (i) all accrued but unpaid salary and, if required by the Company’s applicable policies, all accrued, unused vacation / paid time off through the Termination Date and (ii) any unreimbursed business expenses incurred by Executive, in accordance with Company policy, prior to the Termination Date (collectively, the “Accrued Obligations”). Additionally, following the Termination Date, Executive shall be entitled to retain or receive any vested amounts due to Executive under any employee benefit plan, program or policy of the Company, in any case pursuant to and in accordance with the terms and conditions of the applicable plan, program or policy.
    (c)     Severance. Provided that Executive’s termination of employment is a Covered Termination, subject to and conditioned upon (x) Executive’s continued compliance with the Company’s Severance and Change in Control Plan (collectively with the relevant terms of the Compensation Letter, the “Severance Plan”), this Agreement, and the Restrictive Covenants and (y) Executive’s execution of and delivery to the Company of an effective release of claims in substantially the form attached hereto as Exhibit A (the “Release”), on or within 53 days following the Termination Date, and non-revocation of the Release during the seven-day period following the date on which the Release is executed, the Company shall provide to Executive the following payments or benefits to which Executive is entitled under, and subject to, Section 3.1 of the Severance Plan, modified, as applicable, below:
        (i)    Salary Continuation. The Company shall continue to pay Executive’s base salary as in effect on the Termination Date for a period of twelve (12) months following the Termination Date (the “Severance Period”), which payments shall be made in equal monthly installments over the Severance Period.
        (ii)    Annual Bonuses. The Company shall pay Executive an amount equal to the sum of (x) any annual bonus earned but not yet paid with respect to the fiscal year preceding the fiscal year in which the Termination Date occurs, plus (y) the sum of (I) 100% of Executive’s target bonus for the fiscal year in which the Termination Date occurs plus (II) a pro-rata portion of Executive’s target bonus, calculated by multiplying Executive’s target bonus for the current fiscal year by a fraction, the numerator of which is the number of days in the Company’s current fiscal year during which Executive was employed by the Company and the denominator of which is 365 (the sum of (x) and (y), the “Bonus Severance”), which Bonus Severance shall be paid in equal monthly installments over the Severance Period.
        (iii)    COBRA Continuation Coverage. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall pay the cost of Executive’s and Executive’s covered dependents’ healthcare coverage premiums for a period ending on the earliest of (x) the 18-month anniversary of the Termination Date, (y) the date on which Executive and Executive’s covered dependents become eligible for healthcare coverage under another employer’s plan, or (z) the date on which Executive and Executive’s covered dependents otherwise become ineligible for COBRA coverage, which such cost shall be taxable income to Executive.
        (iv)    Equity. The vesting of each outstanding time-based restricted stock unit award and performance-based restricted stock unit award under the Company’s 2019 Equity Incentive Plan (the “Equity Plan”) shall be accelerated with respect to the number of restricted stock units (“RSUs”) that would have vested through August 16, 2027 had Executive remained in employment with the Company through such date and any then-remaining unvested RSUs shall be forfeited for no consideration. The number of performance-based restricted stock units granted to Executive on September 14, 2025 with respect to the Company’s 2026 fiscal year that shall be eligible to accelerate in accordance with the immediately preceding sentence shall be determined based on target achievement. Each vested stock option award under the Equity Plan held by Executive shall remain exercisable through the earlier of the original expiration date for such stock option as set forth in the applicable award agreement or the 12-month anniversary of the Termination Date. RSUs that vest as described in this paragraph shall become deliverable within 30 days of Termination Date, provided that the Release has become effective, or as soon as reasonably practicable thereafter, and in all events within 30 days after the Release becomes effective.
Executive and the Company agree that if Executive’s employment is terminated on the Transition Period End Date, such termination shall be considered a Covered Termination under the Severance Plan. For the avoidance of doubt, if Executive’s employment terminates for any reason prior to the Transition Period End Date and such termination is not a Covered Termination under the Severance Plan, Executive shall forfeit any entitlement to the payments and benefits under the Severance Plan and this Agreement. Executive and the Company further agree that the arrangements set forth in or contemplated by this Agreement, including Executive’s ceasing to serve as Chief Content Officer and Executive’s service as Advisor to the Company, do not constitute Good Reason (as defined in the Severance Plan).
3.Withholdings and Other Deductions. All compensation payable to Executive under this Agreement or under the Severance Plan shall be subject to such withholdings and deductions as the Company is from time to time required to make pursuant to law, governmental regulation, or order.
4.Warranty. Executive acknowledges that, upon receipt of the Accrued Obligations, and except as otherwise provided in this Agreement and the Severance Plan, Executive has (i) received all monies and other benefits due to Executive as a result of Executive’s employment with and separation from the Company, and (ii) no right, title, or interest in or entitlement to any other payments or benefits other than as set forth in this Agreement and the Severance Plan. Executive further represents that Executive has not sustained a work-related injury or illness which Executive has not previously reported to the Company.
5.Return of Company Property; Access.
(a)    Return of Company Property. Executive agrees that Executive shall, prior to or on the Transition Date (or within seven days thereafter), return to the Company all documents of the Company and its affiliates (and all copies thereof) and all other Company or Company affiliate property that Executive has in Executive’s possession, custody or control (other than de minimis items) (the “Company Property”). Executive specifically agrees to return any credit cards, entry cards, identification badges and keys prior to or on the Transition Date. Company Property includes: (i) any materials of any kind that contain or embody any Confidential Information (as defined below) of the

Company or an affiliate of the Company (and all reproductions thereof), (ii) portable electronic devices (including, but not limited to, Company-issued cell phone or tablet), and (iii) any correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the customers, vendors, Company instructors, business plans, marketing strategies, products and/or processes of the Company or any of its affiliates and any information received from the Company or any of its affiliates regarding third parties.
(b)    Access to Company Systems, Premises, and Information. Effective as of the Transition Date, Executive’s access to (i) the Company’s systems (including electronic mail, network, cloud, messaging, intranet, phone, and any other electronic or communication systems), (ii) Company premises, and (iii) internal, non-public Company reporting shall be terminated; provided, however, that the Company may determine certain access and systems are required in order for Executive to perform the duties specified in Section 1(b).
6.Protection of Confidential Information; No Assistance and No Disparagement; No Public Statements.
(a)    Executive acknowledges that during Executive’s employment with the Company, Executive had access to, received and had been entrusted with Confidential Information (as defined below), which is considered secret and/or proprietary and has great value to the Company and that except for Executive’s engagement by the Company, Executive would not otherwise have access to such Confidential Information. Executive recognizes that all such Confidential Information is the property of the Company. Subject to Section 8, and in addition to Executive’s obligations under the PIIA, during and at all times after employment with the Company, Executive shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except with the prior written consent of the Company. Executive shall use Executive’s best efforts to prevent publication or disclosure of any Confidential Information and shall not, directly or indirectly, cause the Confidential Information to be used for the gain or benefit of any party outside of the Company or for Executive’s personal gain or benefit outside the scope of Executive’s engagement by the Company.
(b)    The term “Confidential Information”, as used herein, means all information or material (i) which gives the Company a competitive business advantage or the opportunity of obtaining such advantage, (ii) the disclosure of which could be detrimental to the interests of the Company and/or its affiliates, (iii) which is owned by the Company and/or its affiliates, in which the Company and/or its affiliates has an interest, or which is valuable or unique, (iv) which is developed or used by the Company or any of its affiliates and which relates to the business, operations, employees, customers, Company instructors and/or clients of the Company or any of its affiliates, or (v) which is either (A) marked “Confidential Information”, “Proprietary Information” or with another similar marking, or (B) from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to the Company. Confidential Information may include trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, ideas, processes, formulas, models, flow charts, software in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, pricing policies, business plans, information relating to the Company and its customers and/or producers or other suppliers’ identities, characteristics and agreements, financial information and projections, and employee files, in each case, whether disclosed or made available to Executive in writing, orally or by drawings or observation, or whether intangible or embodied in documentation, software, hardware or other tangible form. Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, Confidential Information shall not include any information which (x) is contained in any filing with the Securities and Exchange Commission or is known to the public or becomes known to the public through no fault of Executive, (y) is received by Executive on a non-confidential basis from a person that is not bound by an obligation of confidentiality to the Company or its affiliates, or (z) was in Executive’s possession prior to receipt from the Company or its affiliates, as evidenced by Executive’s written records.

(c)    In addition, and subject to the exceptions set forth in Section 9 below, Executive acknowledges and agrees that Executive: (i) shall not provide any Confidential Information, to any competitor of the Company, shareholder of the Company, litigant or potential litigant against the Company, or any other third party (each, a “Potential Adverse Party”); (ii) shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its affiliates’ current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees, advisors and agents as a group; and (iii) shall not aid, encourage, advise or otherwise assist any Potential Adverse Party in asserting, prosecuting or defending any claim, action or proceeding, undertaking any proxy contest, withhold campaign or other shareholder campaign or proxy solicitation, or making any other demands against the Company. Additionally, Executive further agrees to promptly notify the Company, to the extent legally permitted, if any private (non-governmental) third party approaches Executive concerning any of the foregoing matters.

(d)    Further, and subject to the exceptions set forth in Section 8 below, at all times prior to and following the Termination Date, Executive shall not make, publicly or privately, written or oral, any statements that disparage, or would reasonably be expected to otherwise cause harm to, the business or reputation of the Company or any of its affiliates, and/or that are or would reasonably be expected to be harmful to or reflect negatively on any of the Company’s or its affiliates’ current or former officers or directors, policies, practices, products, services, decision-making, conduct, professionalism or compliance with standards or employees (including Company instructors), advisors and agents individually or as a group (any such statements, “Disparaging Remarks”). Without limiting the generality of the foregoing, Executive specifically agrees that if Executive makes any Disparaging Remarks during the Transition Period, Executive will (i) be in breach of this Agreement, (ii) be subject to immediate termination for Cause (as defined in the Severance Plan), and (iii) forfeit any right to benefits under the Severance Plan and this Agreement.

7.Restrictive Covenants. The parties acknowledge and agree that the restrictive covenants contained in Sections 6 and 9 of this Agreement, the Severance Plan (including with respect to non-competition, non-solicitation, cooperation, and non-disparagement), and pursuant to the PIIA (collectively, the “Restrictive Covenants”) shall remain in full force and effect in accordance with their terms and Executive shall continue to be bound by their terms; provided, that, any exceptions or qualifications provided herein shall also apply to the Restrictive Covenants that are not set forth herein. Notwithstanding any other provision of this Agreement or the Restrictive Covenants, Executive may disclose the Restrictive Covenants (as modified by this Agreement) to any potential employer or business partner for the purposes of demonstrating such Restrictive Covenants.
8.Exceptions. Notwithstanding anything in this Agreement or the Severance Plan to the contrary, nothing contained in this Agreement or the Severance Plan shall prohibit either party to this Agreement (or either party’s attorney(s)) from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with the U.S. Equal Employment Opportunity Commission, the U.S. Securities and Exchange Commission (“SEC”), the

Financial Industry Regulatory Authority (“FINRA”), the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice or any other securities regulatory agency, self-regulatory authority or federal, state or local regulatory authority (collectively, “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to any Government Agencies for the purpose of reporting or investigating a suspected violation of law, or from providing such information to such party’s attorney(s) or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, (iii) making truthful statements between the parties hereto as may be legally required, (iv) testifying truthfully in any proceeding in response to a subpoena, court order or written request if Executive makes reasonable efforts to provide prior notice to the Company and seek protective treatment of the Confidential Information (to the extent legally permitted), (v) receiving an award for information provided to the SEC, IRS, or another government-administrated whistleblower award program , and/or (vi) exercising any rights Executive may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), Executive acknowledges that (1) Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Further, nothing in this Agreement is intended to or shall preclude either party from providing truthful testimony in response to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law. If Executive is required to provide testimony or produce documents, then unless otherwise directed or requested by a Governmental Agency or law enforcement, Executive shall notify the Company in writing as promptly as practicable after receiving any such request of the anticipated testimony and at least ten days prior to providing such testimony (or, if such notice is not possible under the circumstances, with as much prior notice as is possible) to afford the Company a reasonable opportunity to challenge the subpoena, court order or similar legal process.
9.Ongoing Cooperation. Subject to Section 8, Executive agrees that during Executive’s employment and thereafter, Executive will assist and cooperate with the Company, its affiliates and its counsel (i) concerning reasonable requests for information about the business of the Company or its affiliates or Executive’s involvement and participation therein, (ii) in connection with the defense, prosecution or investigation of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its subsidiaries or affiliates, including any proceeding before any arbitral, administrative, judicial, legislative, regulatory, or other body or agency, including testifying in any proceeding to the extent such claims, actions, investigations or proceedings relate to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive, and (iii) in connection with any investigation or review by any federal, state or local regulatory, quasi- or self-regulatory or self-governing authority or organization (including, without limitation, the SEC and FINRA) as any such investigation or review relates to services performed or required to be performed by Executive, pertinent knowledge possessed by Executive, or any act or omission by Executive. Executive’s full reasonable cooperation shall include, but not be limited to, providing true and complete factual information and producing, if legally permitted, all documents and records in Executive’s possession or control that may be requested by the Company or its counsel, being available to meet and speak with officers or employees of the Company, its affiliates and/

or their counsel at reasonable times and locations, executing documents Executive knows to be accurate and truthful, appearing at the Company’s request as a witness at depositions, trials or other proceedings without the necessity of a subpoena, and taking such other actions as may reasonably be requested by the Company and/or its counsel to effectuate the foregoing. In requesting such services, the Company shall consider other commitments that Executive may have at the time of the request and the Company shall reimburse Executive for reasonable expenses consistent with expense reimbursement for senior executives of the Company, Section 24 hereof, and the Indemnification Agreement (as defined in Section 24).
10.Company Release. In exchange for Executive’s promises herein and contingent upon the Release described in Section 2(c) becoming effective, the Company, effective as of the date the Release described in Section 2(c) becomes effective, releases and forever discharges Executive, as well as Executive’s heirs, agents, representatives, successors and assigns that Executive may have now or in the future (hereinafter collectively the “Executive Releasees”), from all claims, demands, actions, and liabilities, whether known or unknown, that it may have or claim to have against the Executive Releasees arising from or related in any way to Employee’s employment with the Company, including, but not limited to, claims for negligence, recklessness, breach of fiduciary duty, violation of policy, intentional tort, and breach of contract, implied contract, or implied covenant of good faith and fair dealing; provided, however, that the foregoing release shall not apply to any claims, demands, actions, and liabilities arising out of or based upon Executive’s commission of any fraud or other unlawful activity, any activity for which Executive has been criminally charged or indicted or which the Company has a good faith belief is criminal, claims that cannot be released by law, or claims to enforce this Agreement. The Company agrees to indemnify, defend, and hold Executive harmless against any claims, actions, proceedings, or suits against Executive arising out of or based upon Executive’s actions taken within the scope of Executive’s employment with the Company to the extent permitted by the Company’s articles of incorporation, bylaws, and applicable law.
11.Code Section 409A. Executive acknowledges and agrees that the payments described in this Agreement and made under the Severance Plan are subject to the Code Section 409A provisions of the Severance Plan, currently set forth in Section 8.1 thereof, and which section is incorporated herein mutatis mutandis.
12.Breach and Remedies.
(a)    Breach. In the event Executive materially breaches Section 7 (including the Restrictive Covenants), as determined by a court in accordance with the provisions of Section 12(b) hereof or an arbitrator in accordance with the provisions of Section 22 hereof, any outstanding obligations of the Company hereunder shall immediately terminate.
(b)    Remedies. In the event of a breach or threatened breach by Executive of Sections 5, 6, 7 (including the Restrictive Covenants), or 9, Executive hereby consents and agrees that money damages would not afford an adequate remedy to the Company and that the Company shall be entitled to seek a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages, and without the necessity of posting any bond or other security, and each party shall bear its own fees and expenses. Any equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available relief.

13.Governing Law. This Agreement shall be construed under the laws of the State of New York, both procedural and substantive, without regard to the conflict-of-laws provisions thereof.

14.Waiver. The failure to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or to affect the validity of this Agreement or the right of any party to enforce this Agreement.
15.Construction. The headings in this Agreement are provided solely for convenience, and are not intended to be part of, nor to affect or alter the interpretation or meaning of, this Agreement. The word “include” shall be interpreted to mean to include and not to be limited to.
16.Severability. It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If the scope of any provision, clause, subclause or definition contained in this Agreement is found to be too broad to permit enforcement of such provision to its full extent, then such provision, clause, subclause or definition shall be enforced to the maximum extent permitted by law, and the parties hereby consent and agree that such scope shall be modified by a court accordingly in any proceeding brought to enforce such provision, clause, subclause or definition. Furthermore, if any provision, clause, subclause or definition of this Agreement is construed to be invalid or unenforceable even after modification intended to reflect the maximum period or scope legally permissible under the circumstances, such invalidity or unenforceability shall not affect the remainder of the provisions, clauses, subclauses or definitions of this Agreement, which shall be given full effect, without regard to the invalid or unenforceable portions.
17.Assignment. This Agreement is personal to Executive and, without the prior written consent of the Company, shall not be assignable by Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.
18.Ambiguities. Both parties have participated in the negotiation of this Agreement and, thus, it is understood and agreed that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to any such ambiguous language.
19.Entire Agreement / Amendments. This Agreement (including the exhibits hereto), together with the PIIA, the Severance Plan (including any participation agreement thereunder), the Company’s 2019 Equity Incentive Plan, and the award agreements evidencing the Company Equity Awards, and the Indemnification Agreement, constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior discussions and negotiations between the Company and Executive, including the Employment Letter and the Compensation Letter. Executive acknowledges and agrees that the payments and benefits described herein are provided for under the Severance Plan and constitute full and complete satisfaction of the Company’s obligations to Executive under the Severance Plan (notwithstanding anything contained to the contrary therein), and Executive shall have no right, title or interest in any payments or benefits except as provided under the Severance Plan (other than the Accrued Obligations and any vested benefits under the Company’s employee benefit plans that are subject to the Employee Retirement Income Security Act of 1974, as amended). No amendments to this Agreement will be valid unless written and signed by Executive and an authorized representative of the Company.
20.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

21.Consultation with Counsel; Time for Consideration; Effective Date. Executive acknowledges (i) that Executive has thoroughly read and considered all aspects of this Agreement, that Executive understands all its provisions and that Executive is voluntarily entering into this Agreement, (ii) that Executive has been represented by, or had the opportunity to be represented by independent counsel of Executive’s own choice in connection with the negotiation and execution of this Agreement and has been advised to do so by the Company, and (iii) that Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive’s own judgment. Without limiting the generality of the foregoing, Executive acknowledges that Executive has had the opportunity to consult with Executive’s own independent tax advisors with respect to the tax consequences to Executive of this Agreement, and that Executive is relying solely on the advice of Executive’s independent advisors for such purposes. Pursuant to the Age Discrimination in Employment Act, Executive acknowledges and represents that Executive has been given 21 days (the “Review Period”) during which to review and consider the provisions of this Agreement and, specifically, the Release annexed as Exhibit A hereto, although Executive may sign and return the Agreement sooner if Executive wishes. Executive and the Company agree that any changes to this Agreement, including the Release, whether or not material, do not restart the Review Period. Executive further acknowledges and represents that Executive has been advised by the Company that, if Executive signs this Agreement, Executive has the right to revoke this Agreement for a period of seven (7) days after signing it. Executive acknowledges and agrees that, if Executive wishes to revoke this Agreement, Executive must do so in writing, signed by Executive and received by the Company no later than 5:00 p.m. Eastern Time on the seventh day of the revocation period by delivering to the Company written notice of revocation by e-mail to Tammy Albarrán, via electronic mail at tammy.albarran@onepeloton.com. If no such revocation occurs, this Agreement shall become effective on the eighth day following Executive’s execution and delivery of this Agreement to the Company (including by way of DocuSign or other electronic signature platforms, e-mail, by hand or overnight courier) (the “Effective Date”). In the event that Executive does not sign and return the Agreement prior to the expiration of the Review Period, or Executive revokes the Agreement after timely executing it, then the Agreement shall have no force or effect, and Executive shall have no right to receive the payments, benefits and arrangements described in Section 2 above.
22.Dispute Resolution. Executive and the Company shall submit to mandatory and exclusive binding arbitration any controversy or claim arising out of, or relating to, this Agreement or any breach hereof, provided, however, that the parties retain their right to, and shall not be prohibited, limited or in any other way restricted from, seeking or obtaining equitable relief from a court having jurisdiction over the parties. Such arbitration shall be governed by the Federal Arbitration Act and conducted through the JAMS in the State of New York, New York County, before a single neutral arbitrator, in accordance with the Employment Arbitration Rules of JAMS in effect at that time (currently available at: jamsadr.com). The parties hereby waive any rights they may have to have any such claims tried before a judge or jury. The parties may conduct only essential discovery prior to the hearing, as defined by the JAMS arbitrator. The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. Executive shall bear only those costs of arbitration Executive would otherwise bear had Executive brought a claim covered by this Agreement in court. Judgment upon the determination or award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Executive and the Company agree to bring any dispute in arbitration on an individual basis only, meaning that Executive agrees Executive will not, and waives any right to, bring any dispute in arbitration (or otherwise) on a class or collective basis or through any procedure or law that permits the joinder of claims relating to or arising from the employment of other individuals. Notwithstanding the foregoing: (a) nothing in this arbitration provision shall be construed as limiting Executive’s right to file a claim with or seek the assistance of the Equal Employment Opportunity Commission, the National Labor Relations Board, Department of Labor, or any similar state or federal administrative agency, however, any claim that cannot be resolved administratively or is not submitted to the applicable agency for resolution shall be subject to this arbitration provision; and (b) the following disputes and claims are not covered by this arbitration provision and shall therefore be resolved by the parties in any appropriate forum, including courts of law, as required by the laws then in effect: (i) claims of sexual assault or sexual harassment pursuant to the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9 U.S.C. 401-03; (ii) claims for workers’ compensation benefits; (iii) claims for unemployment insurance benefits; (iv) claims for state or federal disability insurance benefits; and (v) any other claims that may not be subject to a predispute arbitration agreement by law.
23.Notices. All notices, requests and other communications hereunder shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or professional messenger service), or sent by email and also mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases addressed to:
If to Executive: at Executive’s most recent home address on the records of the Company

If to the Company:
Peloton Interactive, Inc.
441 Ninth Avenue, 6th Floor
New York, NY 10001
Attention: Chief Legal Officer

All notices, requests and other communications shall be deemed given on the date of actual receipt or delivery as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address. In case of service by telecopy, a copy of such notice shall be personally delivered or sent by registered or certified mail, in the manner set forth above, within three business days thereafter. Any party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.

24.Indemnification. Both parties acknowledge and agree that notwithstanding anything contained to the contrary herein, Executive shall continue to be indemnified (and receive advancement of expenses) to the extent provided for in Executive’s indemnification agreement with the Company dated March 1, 2023 (the “Indemnification Agreement”).
25.Attorneys’ Fees. The Company shall promptly pay or reimburse Executive for the reasonable attorneys’ fees and costs incurred by Executive in connection with negotiating this Agreement, up to $10,000.
[Signature page follows]

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand, and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year set forth below.

Dated: 3/13/26                    /s/ Jennifer Cotter
                        Jennifer Cotter

Dated: 3/14/26                    /s/ Peter Stern
                        Peloton Interactive, Inc.
Name: Peter Stern
Title: Chief Executive Officer and President
Signature Page

EXHIBIT A
GENERAL RELEASE

1.    Release. For valuable consideration, the receipt and adequacy of which are hereby acknowledged, the undersigned does hereby release and forever discharge the “Releasees” hereunder, consisting of Peloton Interactive, Inc., a Delaware corporation (the “Company”), and the Company’s partners, subsidiaries, associates, affiliates, successors, heirs, assigns, agents, directors, officers, employees, representatives, lawyers, insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, losses, costs, attorneys’ fees or expenses, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which the undersigned now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof. The Claims released herein include, without limiting the generality of the foregoing, any Claims in any way arising out of, based upon, or related to the employment, the terms and conditions of employment or termination of employment of the undersigned by the Releasees, or any of them (including, but not limited to, any alleged discrimination, harassment or retaliation); any alleged breach of any express or implied contract of employment; any alleged torts, or other alleged legal restrictions on Releasees’ right to terminate the employment of the undersigned; any alleged wrongful discharge, whistleblowing, detrimental reliance, defamation, slander, libel, intentional and negligent emotional distress or compensatory and/or punitive damages; common law, including but not limited to any alleged wrongful or retaliatory discharge in violation of public policy, breach of the covenant of good faith and fair dealing, interference with contractual relations or prospective business advantage, invasion of privacy, false imprisonment, and/or fraud; rights to attorneys’ fees, costs, disbursements and/or the like; and any alleged violation of any federal, state or local statute or ordinance including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans with Disabilities Act, Sections 1981 through 1988 of Title 42 of the United States Code, the National Labor Relations Act, the Employee Retirement Income Security Act, all claims under the Family and Medical Leave Act and Worker Adjustment and Retraining Notification Act, and all other federal, state and local leave and/or WARN laws; and any claim(s) under the New York State Human Rights Law; the New York City Administrative Code; the New York Labor Law; the New York Minimum Wage Act; the statutory provisions regarding retaliation/discrimination under the New York Worker’s Compensation Law; the New York City Earned Sick Time Act; the New York City Human Rights Law; the New York State budgetary measures; and the Stop Sexual Harassment in the Workplace Act; and any other legally waivable federal, state or local laws, including common law.
2.    Claims Not Released. Notwithstanding the foregoing, this general release (the “Release”) shall not operate to release any rights or claims of the undersigned to:
(i)any Claims for alleged breach of the Transition Agreement between the undersigned and the Company, dated as of March __, 2026 (the “Transition Agreement”);
(ii)any Claims for alleged breach of the Severance Plan and Executive’s benefits thereunder;
(iii)the vested benefits the undersigned may have, if any, as of the date hereof under any applicable plan, policy, practice, program, contract or agreement with the Company that cannot be released under applicable law;
(iv)any Claims for indemnification and/or advancement of expenses arising under any indemnification agreement between the undersigned and the Company or under the
Exhibit A – General Release

bylaws, certificate of incorporation or other similar governing document of the Company or to any coverage under applicable directors’ and officers’ liability insurance policies;
(v)file a claim for unemployment or workers’ compensation benefits;
(vi)bring to the attention of the U.S. Equal Employment Opportunity Commission or similar state or local administrative agency claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that the undersigned releases the undersigned’s right to secure damages or other relief for any such alleged treatment;
(vii)Claims which cannot be waived by an employee under applicable law; or
(viii)with respect to the undersigned’s right to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator.
3.    Exceptions. Notwithstanding anything in this Release to the contrary, nothing contained in this Release shall prohibit the undersigned from (i) filing a charge with, reporting possible violations of federal law or regulation to, participating in any investigation by, or cooperating with any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of applicable law or regulation, (ii) communicating directly with, cooperating with, or providing information in confidence to, any federal, state or local government regulator (including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, or the U.S. National Labor Relations Board) for the purpose of reporting or investigating a suspected violation of law, or from providing such information to the undersigned’s attorney or in a sealed complaint or other document filed in a lawsuit or other governmental proceeding, and/or (iii) exercising any rights the undersigned may have under Section 7 of the U.S. National Labor Relations Act. Pursuant to 18 USC Section 1833(b), the undersigned acknowledges that (1) the undersigned will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made: (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal, and (2) if the undersigned files a lawsuit for retaliation by the Releasees for reporting a suspected violation of law, the undersigned may disclose the trade secret to the undersigned’s attorney and use the trade secret information in the court proceeding, if the undersigned files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
4.    Representations. The undersigned represents and warrants that there has been no assignment or other transfer of any interest in any Claim which the undersigned may have against Releasees, or any of them, and the undersigned agrees to indemnify and hold Releasees, and each of them, harmless from any liability, Claims, demands, damages, costs, expenses and attorneys’ fees incurred by Releasees, or any of them, as the result of any such assignment or transfer or any rights or Claims under any such assignment or transfer. It is the intention of the parties that this indemnity does not require payment as a condition precedent to recovery by the Releasees against the undersigned under this indemnity.
5.    No Action. The undersigned agrees that if the undersigned hereafter commences any suit arising out of, based upon, or relating to any of the Claims released hereunder or in any manner asserts against Releasees, or any of them, any of the Claims released hereunder, then the undersigned agrees to pay to Releasees, and each of them, in addition to any other damages caused to Releasees thereby, all attorneys’ fees, costs, and expenses incurred by Releasees in defending or otherwise responding to said suit or Claim.
Exhibit A – General Release

6.    No Admission. The undersigned further understands and agrees that neither the payment of any sum of money nor the execution of this Release shall constitute or be construed as an admission of any liability whatsoever by the Releasees, or any of them, who have consistently taken the position that they have no liability whatsoever to the undersigned.
7.    OWBPA. The undersigned agrees and acknowledges that this Release constitutes a knowing and voluntary waiver and release of all Claims the undersigned has or may have against the Company and/or any of the other Releasees as set forth herein, including, but not limited to, all Claims arising under the Older Worker’s Benefit Protection Act and the Age Discrimination in Employment Act. In accordance with the Older Worker’s Benefit Protection Act, the undersigned is hereby advised as follows:
(i)the undersigned has read the terms of this Release, and understands its terms and effects, including the fact that the undersigned agreed to release and forever discharge the Company and each of the Releasees, from any Claims released in this Release;

(ii)the undersigned understands that, by entering into this Release, the undersigned does not waive any Claims that may arise after the date of the undersigned’s execution of this Release, including without limitation any rights or claims that the undersigned may have to secure enforcement of the terms and conditions of this Release;

(iii)the undersigned has signed this Release voluntarily and knowingly in exchange for the consideration described in this Release, which the undersigned acknowledges is adequate and satisfactory to the undersigned and which the undersigned acknowledges is in addition to any other benefits to which the undersigned is otherwise entitled;

(iv)the Company advised the undersigned to consult with an attorney prior to executing this Release;

(v)the undersigned has been given at least 21 days in which to review and consider this Release, and that any changes to the Release or the Transition Agreement do not restart this review period. To the extent that the undersigned chooses to sign this Release prior to the expiration of such period, the undersigned acknowledges that the undersigned has done so voluntarily, had sufficient time to consider the Release, to consult with counsel and that the undersigned does not desire additional time and hereby waives the remainder of the 21-day period; and

(vi)the undersigned may revoke this Release within seven days from the date the undersigned signs this Release, and this Release will become effective upon the expiration of that revocation period. If the undersigned revokes this Release during such seven-day period, this Release will be null and void and of no force or effect on either the Company or the undersigned and the undersigned will not be entitled to any of the payments or benefits which are expressly conditioned upon the execution and non-revocation of this Release. Any revocation must be in writing and sent to Tammy Albarrán, via electronic mail at tammy.albarran@onepeloton.com, on or before 11:59 p.m. Eastern time on the seventh day after this Release is executed by the undersigned.

Exhibit A – General Release

8.    Governing Law. This Release is deemed made and entered into in the State of New York, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of New York, to the extent not preempted by federal law.
Exhibit A – General Release

IN WITNESS WHEREOF, the undersigned has executed this Release on the date set forth below.

        Jennifer Cotter

        Dated: ____________________

Exhibit A – General Release